Exhibit 99.2

March 19, 2003

Susan K. Duffy

Executive Director

Kansas Corporation Commission

1500 SW Arrowhead Road

Topeka, KS 66604-4027

Dear Ms. Duffy:

Protection One, Inc. hereby submits this letter in response to Commission Order No. 65 in the captioned docket. As required by Order No. 65, Protection One has released Westar Energy from certain claims specified in Paragraphs 14 - 16 therein relating to Protection One Data Services, Inc., AV One, Inc. and the Management Services Agreement, all as set forth more fully in the attached letter from Protection One to Westar Energy. Protection One also accepts the conditions set forth in Order No. 65 relating to matters other than PODS, AV One and the Management Services Agreement and will not seek reconsideration of Order No. 65.

Sincerely,

/s/ J. Eric Griffin

J. Eric Griffin

Vice President and General Counsel